Exhibit 99.2

CONSENT OF JEFFERIES LLC

Gilat Satellite Networks Ltd.

Gilat House, 21 Yegia Kapayim Street, Kiryat Arye

Petah Tikva 4913020

Israel

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated January 29, 2020, to the Board of Directors of Gilat Satellite Networks Ltd. (“Gilat”) as Annex B to, and reference to such opinion letter under the headings “Summary—Opinion of Jefferies LLC” and “The Merger—Opinion of Jefferies LLC” in, the proxy statement/prospectus relating to the proposed merger involving Gilat and Comtech Telecommunications Corp. (“Comtech”), which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Comtech (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jefferies LLC

JEFFERIES LLC

March 2, 2020